UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.)
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☐	Soliciting Material Pursuant to §240.14a-12
Encore Acquisition Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
PROPOSAL NO. 2 RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16( a ) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
STOCK PERFORMANCE GRAPH
AUDIT COMMITTEE REPORT
PRINCIPAL ACCOUNTANT FEES AND SERVICES
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
STOCKHOLDER PROPOSALS
SOLICITATION OF PROXIES
STOCKHOLDER LIST
ANNUAL REPORT
HOUSEHOLDING

ENCORE ACQUISITION COMPANY
777 Main Street
Suite 1400
Fort Worth, Texas 76102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Encore Acquisition Company:

Notice is hereby given that the Annual Meeting of Stockholders of Encore Acquisition Company (the “Company”) will be held at the Fort Worth Petroleum Club, 777 Main Street, 39th Floor, Fort Worth, Texas 76102, on Tuesday, May 2, 2006, at 9:00 a.m., Fort Worth time. The annual meeting is being held for the following purposes:

(1) to elect eight directors, each for a term of one year;

(2) to ratify the appointment of the independent registered public accounting firm for the fiscal year ending December 31, 2006; and

(3) to transact such other business as may properly come before the meeting.

These proposals are described in the accompanying proxy materials. You will be able to vote at the annual meeting only if you were a stockholder of record at the close of business on March 15, 2006.

By Order of the Board of Directors,

L. Ben Nivens
Corporate Secretary

Fort Worth, Texas
March 28, 2006

YOUR VOTE IS IMPORTANT

Please sign, date and return the enclosed proxy promptly to ensure that your shares are voted in accordance with your wishes and a quorum is present at the annual meeting. Instead of returning the paper proxy, you may vote by telephone at 1-866-540-5760 or over the Internet by accessing http://www.proxyvoting.com/eac. To do so by either method, you will need the control numbers that are printed on your personalized proxy card or voting instruction card.

ENCORE ACQUISITION COMPANY
777 Main Street
Suite 1400
Fort Worth, Texas 76102

PROXY STATEMENT

2006 ANNUAL MEETING OF STOCKHOLDERS
May 2, 2006

The Board of Directors (the “Board”) of Encore Acquisition Company (the “Company”) is providing these proxy materials in connection with the Company’s annual meeting of stockholders that will be held at the Fort Worth Petroleum Club, 777 Main Street, 39th Floor, Fort Worth, Texas 76102, on Tuesday, May 2, 2006, at 9:00 a.m., Fort Worth time. Stockholders of record as of March 15, 2006, which is the record date established for the annual meeting by the Board, are entitled and requested to vote on the items of business described in this proxy statement. Each stockholder of record is entitled to one vote for each share registered in the stockholder’s name. As of the record date, 49,766,021 shares of the Company’s common stock were entitled to be voted at the annual meeting.

This proxy statement and the accompanying notice of annual meeting and proxy will first be sent or given to stockholders of the Company on or about April 4, 2006.

Voting Procedures

You may vote your shares in person at the annual meeting, by Internet, by telephone or by mail.

Voting in Person.  Shares held in your name as the stockholder of record may be voted in person at the annual meeting. If your shares are held in the name of a broker, trustee or another nominee (“street name”), you may vote the shares in person at the annual meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Voting by Internet.  Stockholders of record of the Company’s common stock with Internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards. Most stockholders who hold shares beneficially in street name may vote by accessing the website specified on the voting instruction cards provided by their brokers, trustee or nominees. Please check the voting instruction card for Internet voting availability.

Voting by Telephone.  Stockholders of record of the Company’s common stock may submit proxies by following the “Vote by Phone” instructions on their proxy cards. Most stockholders who hold shares beneficially in street name may vote by phone by calling the number specified on the voting instruction cards provided by their brokers, trustee or nominees. Please check the voting instruction card for telephone voting availability.

Voting by Mail.  Stockholders of record of the Company’s common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided and mailing them in the accompanying pre-addressed envelopes.

Changing Your Vote

You may change your vote at any time prior to the vote at the annual meeting, except that votes submitted through the Internet or telephone must be received by 11:59 p.m., New York time, on May 1, 2006. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to the Company’s Corporate Secretary prior to your shares being voted, or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Quorum and Adjournments

The presence, in person or by proxy, of the holders of a majority of the votes eligible to be cast at the annual meeting is necessary to constitute a quorum at the annual meeting. Both abstentions and broker non-votes (described below) are counted for the purpose of determining the presence of a quorum. If a quorum is not present, the stockholders entitled to vote who are present in person or by proxy at the annual meeting have the power to adjourn the annual meeting from time to time, without notice other than an announcement at the annual meeting, until a quorum is present. At any adjourned annual meeting at which a quorum is present, any business may be transacted that might have been transacted at the annual meeting as originally notified.

Required Vote; Effect of Broker Non-Votes and Abstentions

The nominees for election as directors at the annual meeting who receive the highest number of “FOR” votes will be elected as directors. This is called plurality voting. The ratification of the appointment of the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the annual meeting.

In February 2006, the Board amended the Company’s Corporate Governance Guidelines to require any nominee for director who receives a greater number of votes “WITHHELD” from his election than votes “FOR” such election to promptly tender his resignation from the Board following certification of the stockholder vote. The Nominating and Corporate Governance Committee shall consider the resignation and recommend to the Board whether to accept it. The Board’s decision to accept or reject the resignation will be made within 90 days of the certification of the stockholder vote.

In the election of directors, you may vote “FOR” all or some of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For the other items of business, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you elect to “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.” If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board set forth below under “Board Recommendation.”

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If specific instructions are not received, brokers may generally vote the shares in their discretion. However, the New York Stock Exchange precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. Under the rules of the New York Stock Exchange, brokers will have discretion to vote on all items scheduled to be presented at the annual meeting.

A broker non-vote has the effect of a negative vote when a majority of the issued and outstanding shares is required for approval of a particular proposal and has no effect when a majority of the shares present in person or by proxy and entitled to vote or a plurality or majority of the votes cast is required for approval. Since directors are elected by a plurality and the ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast, broker non-votes will not affect the outcome of voting on those proposals.

Because abstentions are considered votes “cast” on a proposal, abstentions will have the same effect as votes against the ratification of the appointment of the Company’s independent registered public accounting firm.

Board Recommendation

The Board recommends that you vote:

•	FOR the election of the eight persons named in this proxy statement as nominees for election to the Board. If any nominee becomes unable or unwilling to accept nomination or election, the persons acting under proxy will vote for the election of a substitute nominee that the Board recommends.

•	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

Voting on Other Matters

If any other business properly comes before the stockholders for a vote at the meeting, your shares will be voted in accordance with the discretion of the proxy holders, I. Jon Brumley, Jon S. Brumley and L. Ben Nivens. The Board knows of no matters, other than those described above, to be presented for consideration at the annual meeting.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

The Company has adopted a Code of Business Conduct and Ethics for directors, officers (including the Company’s principal executive officer, principal financial officer and principal accounting officer) and employees. The Company also has adopted Corporate Governance Guidelines, which, in conjunction with the Company’s certificate of incorporation, bylaws and Board committee charters, form the framework for governance of the Company. The Company’s Code of Business Conduct and Ethics and Corporate Governance Guidelines are available on the “Corporate Governance” section of the Company’s website at www.encoreacq.com. The Company will post on its website any amendments to the Code of Business Conduct and Ethics or waivers of the Code of Business Conduct and Ethics for directors and executive officers.

Stockholders may request free printed copies of the Code of Business Conduct and Ethics and the Corporate Governance Guidelines from:

Encore Acquisition Company
Attention: Corporate Secretary
777 Main Street, Suite 1400
Fort Worth, Texas 76102
(817) 877-9955

Director Independence

The Board has determined that each director nominee is independent, as defined for purposes of the listing standards of the New York Stock Exchange (the “NYSE”), other than Mr. I. Jon Brumley, who is Chairman of the Board, and Mr. Jon S. Brumley, who is Chief Executive Officer and President of the Company. In making this determination, the Board affirmatively determined that each independent director or nominee had no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company), and that none of the express disqualifications contained in the NYSE rules applied to any of them.

As contemplated by NYSE rules, the Board has adopted categorical standards to assist it in making independence determinations, under which relationships that fall within the categorical standards are not required to be disclosed in the proxy statement and their impact on independence need not be separately discussed. The Board, however, considers all material relationships with each director in making its independence determinations. A relationship falls within the categorical standards if it:

•	Is a type of relationship addressed in Item 404 of Regulation S-K under the Securities Exchange Act of 1934 (the “Exchange Act”) or Section 303A.02(b) of the NYSE Listed Company Manual, but under those rules neither requires disclosure nor precludes a determination of independence; or

•	Consists of charitable contributions by the Company to an organization where a director is an executive officer and does not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last 3 years.

None of the independent director nominees had relationships relevant to an independence determination that were outside the scope of the Board’s categorical standards.

Board Structure and Committee Composition

As of the date of this proxy statement, the Board has seven directors and the following three committees: (1) Audit, (2) Compensation, and (3) Nominating and Corporate Governance. The committee membership and meetings during the last fiscal year and the function of each of the committees are described below. Each of the committees operates under a written charter adopted by the Board. All of the committee charters are available on the “Corporate Governance” section of the Company’s website at www.encoreacq.com.

Composition of Board Committees

Nominating and
Corporate
Name of Director	Audit	Compensation	Governance

Martin C. Bowen	Member
Ted Collins, Jr.		Member	Chair
Ted A. Gardner	Chair
John V. Genova	Member
James A. Winne III		Chair	Member

The Audit Committee held eight meetings in 2005; the Compensation Committee held three meetings and acted by unanimous written consent on one occasion in 2005; and the Nominating and Corporate Governance Committee held one meeting in 2005. The Nominating and Corporate Governance Committee met in February 2006 in connection with matters related to the annual meeting.

The Board held eight meetings in fiscal 2005. Each director attended at least 75% of all Board and applicable committee meetings in 2005. Directors are encouraged to attend annual meetings of the Company’s stockholders. All of the Company’s directors attended the 2005 annual meeting of stockholders.

Audit Committee.  The Audit Committee’s purpose is, among other things, to assist the Board in overseeing:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the independence, qualifications and performance of the Company’s independent registered public accounting firm; and

•	the performance of the Company’s internal audit function.

The Board has determined that all three members of the Audit Committee are independent under the listing standards of the NYSE and the rules of the Securities and Exchange Commission. In addition, the Board has determined that Mr. Gardner is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K under the Exchange Act.

The report of the Audit Committee is included in this proxy statement on page 23. The charter of the Audit Committee is available on the “Corporate Governance” section of the Company’s website at www.encoreacq.com. A free printed copy also is available to any stockholder who requests it from the address on page 3.

Compensation Committee.  The Compensation Committee’s functions include the following:

•	review and approve corporate goals and objectives relevant to chief executive officer compensation, evaluate the chief executive officer’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the chief executive officer’s compensation level based on this evaluation;

•	approve, or make recommendations to the Board with respect to, the compensation of other executive officers;

•	from time to time consider and take action on the establishment of and changes to incentive compensation plans and equity-based compensation plans, including making recommendations to the Board on plans, goals or amendments to be submitted for action by the Company’s stockholders;

•	administer the Company’s compensation plans that it is assigned responsibility to administer, including taking action on grants and awards, determinations with respect to achievement of performance goals, and other matters provided in the respective plans;

•	review from time to time when and as it deems appropriate the compensation and benefits of non-employee directors, including compensation pursuant to equity-based plans, and approve, or recommend to the Board for its action, any changes in such compensation and benefits; and

•	produce a compensation committee report on executive compensation as required by the Securities and Exchange Commission to be included in the Company’s annual proxy statement or annual report on Form 10-K.

The Board has determined that both members of the Compensation Committee are independent under the listing standards of the NYSE.

The report of the Compensation Committee is included in this proxy statement on page 18. The charter of the Compensation Committee is available on the “Corporate Governance” section of the Company’s website at www.encoreacq.com. A free printed copy also is available to any stockholder who requests it from the address on page 3.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee’s functions include the following:

•	identify individuals qualified to become Board members, consistent with criteria approved by the Board;

•	recommend to the Board a slate of director nominees to be elected by the stockholders at the next annual meeting of stockholders and, when appropriate, director appointees to take office between annual meetings;

•	develop and recommend to the Board the corporate governance guidelines applicable to the Company;

•	oversee the Board’s annual evaluation of its performance of the Board and management; and

•	recommend to the Board membership on standing Board committees.

The Board has determined that both members of the Nominating and Corporate Governance Committee are independent under the listing standards of the NYSE.

The charter of the Nominating and Corporate Governance Committee is available on the “Corporate Governance” section of the Company’s website at www.encoreacq.com. A free printed copy also is available to any stockholder who requests it from the address on page 3.

Selection of Nominees for the Board

Identifying Candidates

The Nominating and Corporate Governance Committee solicits ideas for potential Board candidates from a number of sources, including members of the Board, executive officers of the Company, individuals personally known to the members of the Board and research. The Nominating and Corporate Governance Committee also has sole authority to select and compensate a third-party executive search firm to help identify candidates, if it deems advisable. In addition, the Nominating and Corporate Governance Committee will consider candidates for the Board submitted by stockholders. Any stockholder submission should include the candidate’s name and qualifications for Board membership and should be directed to:

Encore Acquisition Company
Attention: Corporate Secretary
777 Main Street, Suite 1400
Fort Worth, Texas 76102

Although the Nominating and Corporate Governance Committee does not require the stockholder to submit any particular information regarding the qualifications of the stockholder’s candidate, the level of consideration that the Nominating and Corporate Governance Committee will give to the stockholder’s candidate will be commensurate with the quality and quantity of information about the candidate that the nominating stockholder makes available to the committee. The Nominating and Corporate Governance Committee will consider all candidates identified through the processes described above, and will evaluate each of them on the same basis.

In addition, the Company’s bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders whether or not such nominee is submitted to and evaluated by the Nominating and Corporate Governance Committee. To nominate a director using this process, the stockholder must follow the procedures described under “Stockholder Proposals” below.

Evaluating Candidates

Each director candidate must meet certain minimum qualifications, including:

•	the ability to represent the interests of all stockholders of the Company and not just one particular constituency;

•	independence of thought and judgment;

•	the ability to dedicate sufficient time, energy and attention to the performance of his or her duties, taking into consideration the nominee’s service on other public company boards;

•	skills and expertise complementary to the existing Board members’ skills; and

•	a high degree of personal and professional integrity.

In addition, the Nominating and Corporate Governance Committee considers other qualities that it may deem to be desirable from time to time, such as the extent to which the candidate contributes to the diversity of the Board — with diversity being construed broadly to include a variety of perspectives, opinions, experiences and backgrounds. The Nominating and Corporate Governance Committee may also consider the ability of the candidate to work with the then-existing interpersonal dynamics of the Board and his or her ability to contribute to the collaborative culture among Board members.

Based on this initial evaluation, the Chairman of the Nominating and Corporate Governance Committee may interview the candidate, and if warranted, recommend that one or more members of the committee, other members of the Board and executives, as appropriate, interview the candidate in person or by telephone. After completing this evaluation and interview process, the committee will make a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board will determine the nominees after considering the recommendation of the Nominating and Corporate Governance Committee.

Compensation of Directors

The following table provides information on the Company’s compensation and reimbursement practices for non-employee directors. At a meeting in February 2006, the Board increased director compensation to the amounts shown below under the column headed “Fiscal 2006.” Neither Mr. I. Jon Brumley nor Mr. Jon S. Brumley receive any compensation for Board activities.

	Fiscal 2006	Fiscal 2005

Annual Retainer	$50,000	$40,000
Additional Retainer for Chair of Audit Committee	$10,000	$10,000
Additional Retainer for Chair of Compensation Committee	$10,000	$0
Additional Retainer for Chair of Nominating and Corporate Governance Committee	$10,000	$0
Additional fee for attendance at Board meetings	$2,000	$2,000
Additional fee for attendance at committee meetings	$1,000	$1,000
Equity-based compensation	5,000 shares of restricted stock issued upon the director’s election or reelection to the Board(1)	4,500 shares of restricted stock issued upon the director’s election or reelection to the Board(2)(3)
Reimbursement of expenses attendant to Board membership	Yes	Yes

(1)	Shares of restricted stock granted in fiscal 2006 will vest in four equal annual installments beginning on the first anniversary of the date of grant, subject to earlier vesting in the event of a change in control, death or disability and to such other terms as are set forth in the award agreement.

(2)	Reflects the Company’s three-for-two stock split in July 2005.

(3)	Shares of restricted stock granted in fiscal 2005 vest in three equal annual installments beginning three years from the date of grant, subject to earlier vesting in the event of a change in control, death or disability and to such other terms as are set forth in the award agreement.

Executive Sessions

The Company’s non-management directors include all directors other than I. Jon Brumley and Jon S. Brumley. Each of the non-management directors is also “independent” under the listing standards of the NYSE. The non-management directors meet in executive session without management participation at least three times per year. These meetings are chaired on a rotating basis by the chairmen of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Stockholder Communications

Individuals may communicate with the entire Board or with the Company’s non-management directors. Any such communication should be sent via letter addressed to the member or members of the Board to whom the communication is directed, care of the Company’s Corporate Secretary, Encore Acquisition Company, 777 Main Street, Suite 1400, Fort Worth, Texas 76102. All such communications, other than unsolicited commercial solicitations or communications, will be forwarded to the appropriate director or directors for review.

PROPOSALS TO BE VOTED ON
PROPOSAL NO. 1

ELECTION OF DIRECTORS

There are eight nominees for election to our Board this year. All of the nominees have served as directors since the last annual meeting, other than Mr. John A. Bailey. Information regarding the business experience of each nominee is provided below. Each director is elected annually to serve until the next annual meeting or until his successor is elected. Mr. Bailey was recommended as a director nominee for consideration by the Nominating and Corporate Governance Committee by Mr. I. Jon Brumley, the Company’s Chairman of the Board, and Mr. Jon S. Brumley, the Company’s Chief Executive Officer and President.

If you sign your proxy or voting instruction card but do not give instructions with respect to voting for directors, your shares will be voted for the eight persons recommended by the Board. If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy or voting instruction card.

All of the nominees have indicated to the Company that they will be available to serve as directors. In the event that any nominee should become unavailable, however, the proxy holders, I. Jon Brumley, Jon S. Brumley and L. Ben Nivens, will vote for a nominee or nominees designated by the Board, unless the Board chooses to reduce the number of directors serving on the Board.

Required Vote

The eight nominees for director who receive the highest number of “FOR” votes cast in person or by proxy at the annual meeting will be elected as directors.

In February 2006, the Board amended the Company’s Corporate Governance Guidelines to require any nominee for director who receives a greater number of votes “WITHHELD” from his election than votes “FOR” such election to promptly tender his resignation from the Board following certification of the stockholder vote. The Nominating and Corporate Governance Committee shall consider the resignation and recommend to the Board whether to accept it. The Board’s decision to accept or reject the resignation will be made within 90 days of the certification of the stockholder vote.

Board Recommendation

The Board recommends a vote FOR the election of each of the following nominees:

I. Jon Brumley Age 67	Mr. I. Jon Brumley has been Chairman of the Board of the Company since its inception in April 1998. He also served as Chief Executive Officer of the Company from its inception until December 2005 and President of the Company from its inception until August 2002. Beginning in August 1996, Mr. Brumley served as Chairman and Chief Executive Officer of MESA Petroleum (an independent oil and gas company) until MESA’s merger in August 1997 with Parker & Parsley to form Pioneer Natural Resources Company (an independent oil and gas company). He served as Chairman and Chief Executive Officer of Pioneer until joining the Company in 1998. Mr. Brumley has also served as Chairman of XTO Energy, Inc. and President and Chief Executive Officer of Southland Royalty Company. Mr. Brumley serves as a director of Hanover Compressor Company. Mr. Brumley received a Bachelor of Business Administration from the University of Texas and a Master of Business Administration from the University of Pennsylvania Wharton School of Business. He is the father of Jon S. Brumley.

Jon S. Brumley Age 35	Mr. Jon S. Brumley has been Chief Executive Officer of the Company since January 2006, President of the Company since August 2002 and a director of the Company since November 2001. He also held the positions of Executive Vice President — Business Development and Corporate Secretary from inception in April 1998 until August 2002 and was a director of the Company from April 1999 until May 2001. Prior to joining the Company, Mr. Brumley held the position of Manager of Commodity Risk and Commercial Projects for Pioneer Natural Resources Company. He was with Pioneer since its creation by the merger of MESA and Parker & Parsley in August 1997. Prior to August 1997, Mr. Brumley served as Director — Business Development for MESA. Mr. Brumley received a Bachelor of Business Administration in Marketing from the University of Texas. He is the son of I. Jon Brumley.
John A. Bailey Age 36	Mr. Bailey, currently a private investor in the energy sector, is a founding director and stockholder of CrossPoint Energy, LLC (a private oil and gas company). Mr. Bailey was a consultant to Amaranth Group LLC (a multi-strategy investment fund) from October 2004 until March 2005 and employed as Vice President, Energy at Amaranth Group LLC from March 2005 until March 2006. From October 2000 until August 2004, Mr. Bailey was an equity research analyst and Vice President of Equity Research for Deutsche Bank Securities with a focus on the North American exploration and production segment of the energy industry. From May 1997 until October 2000, Mr. Bailey was part of the oil and gas equity research group at Donaldson, Lufkin & Jenrette, Inc. Mr. Bailey received Bachelor of Arts degrees in Economics and Government from Cornell University.
Martin C. Bowen Age 62	Mr. Bowen has been a director of the Company since May 2004. Since 1993, Mr. Bowen has been Vice President and Chief Financial Officer of Fine Line, Inc., a private holding company. He also serves on the Board of Directors of AZZ, Inc. and several privately held companies. In addition, he is a Director and Executive Committee Member of the Southwestern Exposition and Livestock Show, President and Chief Executive Officer of Performing Arts Fort Worth and a Council Member of the World Wildlife Fund. Mr. Bowen received a Bachelor of Business Administration in Finance from Texas A&M University, a Bachelor of Foreign Trade from the American Graduate School of International Management and a J.D. from Baylor University School of Law.
Ted Collins, Jr. Age 67	Mr. Collins has been a director of the Company since May 2001. From 1988 to July 2000, he was a co-founder and president of Collins & Ware, Inc. (an independent oil and gas exploration company which was sold in July 2000). Since that time he has engaged in private oil and gas investments. Mr. Collins is a past President of the Permian Basin Petroleum Association, the Permian Basin Landmen’s Association, Midland Petroleum Club and serves as Chairman of the Midland Wildcat Committee. He is a graduate of the University of Oklahoma with a Bachelor of Science in Geological Engineering. Mr. Collins serves on the Board of Directors of Hanover Compressor Company and Energy Transfer Partners, L.L.C., the general partner of the general partner of Energy Transfer Partners, L.P. Mr. Collins in also an active board member on the Midland Metropolitan YMCA and the University of Texas Development Board.

Ted A. Gardner Age 48	Mr. Gardner has been a director of the Company since May 2001. Mr. Gardner has been Managing Partner of Silverhawk Capital Partners (a private equity investment group) since June 2005. From June 2003 to June 2005, Mr. Gardner was an independent investor. Mr. Gardner was a Managing Partner of Wachovia Capital Partners (a private equity investment group) and a Senior Vice President of Wachovia Corporation (a provider of commercial and retail banking and trust services) from 1990 until 2003. Mr. Gardner received a Bachelor of Arts degree in Economics from Duke University and a J.D. and Masters of Business Administration from the University of Virginia. He currently serves on the Board of Directors of Kinder Morgan, Inc. and COMSYS IT Partners Inc.
John V. Genova Age 51	Mr. Genova has been a director of the Company since May 2004. Mr. Genova has been Vice President of Corporate Planning for Tesoro Corporation (an independent petroleum refiner) since March 2006. From July 2005 to March 2006, Mr. Genova was Vice President of Performance Management for Tesoro Corporation. From January 2005 to July 2005, Mr. Genova was an independent consultant to the energy industry. Previously, Mr. Genova was Executive Vice President — Refining and Marketing of Holly Corporation (an independent U.S. petroleum refiner) from January 2004 to December 2004. Prior to Holly, Mr. Genova worked over 27 years with ExxonMobil. From January 1999 to December 1999, he served as Vice President of the Gas Department of Exxon Company, International. From December 1999 to March 2002, he served as Director of International Gas Marketing of ExxonMobil International Limited in London. From April 2002 through 2003, Mr. Genova served as Executive Assistant to the Chairman and General Manager, Corporate Planning of ExxonMobil Corporation. Mr. Genova received a Bachelor of Science degree in Chemical and Petroleum Refining Engineering from the Colorado School of Mines.
James A. Winne III Age 54	Mr. Winne has been a director of the Company since May 2001. He has been President and Chief Executive Officer of Legend Natural Gas II, L.P. (an independent oil and gas company) since its inception in September 2004. In addition, Mr. Winne has been President and Chief Executive Officer of Legend Natural Gas, L.P. (an independent oil and gas company) since its inception in September 2001. Mr. Winne was a director of Belden & Blake Corporation (an independent oil and gas company) from September 2004 until August 2005 and served as Chairman of the Board and Chief Executive Officer of Belden & Blake from December 2004 until August 2005. From March 2001 until September 2001, Mr. Winne developed plans for a business that became Legend Natural Gas. He formerly was employed by North Central Oil Corporation (an independent oil and gas company) for 18 years and was President and CEO from September 1993 until March 2001. After attending the University of Houston, he started his career as an independent landman and also worked at Tomlinson Interest, Inc. (an independent oil and gas company) and Longhorn Oil and Gas (an independent oil and gas company) before joining North Central’s land department in January 1983. Mr. Winne is a registered land professional with 27 years of experience in the oil and gas industry.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF
THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Ernst & Young LLP as the independent registered public accounting firm to audit the Company’s consolidated financial statements as of and for the fiscal year ending December 31, 2006 and the Company’s internal control over financial reporting. During fiscal 2005, Ernst & Young LLP served as the Company’s independent registered public accounting firm and also provided certain tax and other audit-related services. Please read “Principal Accountant Fees and Services” on page 25. Representatives of Ernst & Young LLP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Required Vote

Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2006 requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting. If the appointment is not ratified, the Board will consider whether it should select another independent registered public accounting firm.

Board Recommendation

Our Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2006 fiscal year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 15, 2006, regarding the ownership of the Company’s common stock by:

•	all persons known by the Company to be beneficial owners of more than five percent of the Company’s stock;

•	each director nominee;

•	each of the Company’s named executive officers; and

•	all directors and named executive officers of the Company as a group.

Unless otherwise noted, the persons named below have sole voting and investment power with respect to such shares.

	Shares
	Beneficially	Percent of
Name and Address of Beneficial Owner	Owned(1)(2)	Class

FMR Corp.(3)	6,070,508	12.2%
82 Devonshire Street Boston, Massachusetts 02109
Neuberger Berman Inc.(4)	5,227,979	10.5%
605 Third Avenue New York, New York 10158
Baron Capital Group, Inc.(5)	4,885,727	9.8%
767 Fifth Avenue New York, New York 10153
T. Rowe Price Associates, Inc.(6)	4,744,100	9.5%
100 East Pratt Street Baltimore, Maryland 21202
Wellington Management Company, LLP(7)	3,835,850	7.7%
75 State Street Boston, Massachusetts 02109
I. Jon Brumley(8)	3,097,810	6.2%
Jon S. Brumley	791,539	1.6%
Thomas H. Olle	87,548	*
Robert S. Jacobs	168,597	*
Donald P. Gann, Jr.	162,099	*
Roy W. Jageman	0	*
John A. Bailey	0	*
Martin C. Bowen	9,500	*
Ted Collins, Jr.	121,250	*
Ted A. Gardner	20,000	*
John V. Genova	9,500	*
James A. Winne III	20,000	*
Ronald Baron(5)	4,885,727	9.8%
All directors and named executive officers as a group (12 persons)	4,487,843	8.9%

*	Less than 1%.

(1)	Reflects the Company’s three-for-two stock split effected in the form of a stock dividend in July 2005. Includes common stock for which the indicated owner has sole or shared voting or investment power.

(2)	Includes options that are or become exercisable within 60 days of March 15, 2006 as follows: Mr. I. Jon Brumley (297,242), Mr. Jon S. Brumley (250,299), Mr. Olle (54,580), Mr. Jacobs (45,866), Mr. Gann (98,751), Mr. Bowen (5,000), Mr. Collins (15,500), Mr. Gardner (12,500), Mr. Genova (5,000) and Mr. Winne (15,500), and all directors and named executive officers as a group (800,238) upon the exercise of stock options granted pursuant to the Company’s 2000 Incentive Stock Plan.

(3)	Based on an amendment to Schedule 13G filed with the Securities and Exchange Commission on February 14, 2006 by FMR Corp. and Edward C. Johnson 3d, chairman of FMR Corp. Such filing indicates that FMR Corp. has sole voting power with respect to 881,450 shares and sole dispositive power with respect to 6,070,508 shares. Fidelity Management & Research Company (“Fidelity”), an investment advisor and wholly owned subsidiary of FMR Corp., is the beneficial owner of 5,424,108 shares as a result of acting as investment adviser to various investment companies. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity and the funds, each has sole power to dispose of 5,424,108 shares. Fidelity Management Trust Company (“Fidelity Management”), a wholly owned subsidiary of FMR Corp., is the beneficial owner of 646,400 shares as a result of its serving as investment manager of the institutional account(s). Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management, each has sole voting and dispositive power over 646,400 shares.

(4)	Based on an amendment to Schedule 13G filed with the Securities and Exchange Commission on February 21, 2006 by Neuberger Berman Inc. (“Neuberger Inc.”), Neuberger Berman, LLC (“Neuberger LLC”), Neuberger Berman Management Inc. (“Neuberger Management”) and Neuberger Berman Equity Funds (“Neuberger Funds”). Such filing indicates that (a) Neuberger Inc. has sole voting power with respect to 39,900 shares, shared voting power with respect to 4,114,950 shares and shared dispositive power with respect to 5,227,979 shares, (b) Neuberger LLC has sole voting power with respect to 39,900 shares, shared voting power with respect to 4,114,950 shares and shared dispositive power with respect to 5,227,979 shares, (c) Neuberger Management has shared voting and dispositive power with respect to 4,114,950 shares, and (d) Neuberger Funds has shared voting and dispositive power with respect to 3,994,500 shares (which are beneficially owned by Neuberger Berman Genesis Fund Portfolio (“Neuberger Portfolio”), a series of Neuberger Funds). Neuberger LLC and Neuberger Management serve as a sub-advisor and investment manager, respectively, of Neuberger Portfolio, and may be deemed to beneficially own shares held in Neuberger Portfolio.

(5)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2006 by Baron Capital Group, Inc. (“BCG”), BAMCO, Inc., an investment advisor (“BAMCO”), Baron Capital Management, Inc., an investment advisor (“BCM”), Baron Growth Fund, a registered investment company (“BGF”), and Ronald Baron. Such filing indicates that (a) BCG has shared voting power with respect to 4,255,827 shares and shared voting power with respect to 4,885,727 shares, (b) BAMCO has shared voting power with respect to 3,992,950 shares and shared dispositive power with respect to 4,597,350 shares, (c) BCM has shared voting power with respect to 262,877 shares and shared dispositive power with respect to 288,377 shares, (d) BGF has shared voting and dispositive power with respect to 3,700,000 shares, and (e) Ronald Baron has shared voting power with respect to 4,255,827 shares and shared dispositive power with respect to 4,885,727 shares. BAMCO and BCM are subsidiaries of BCG. BGF is an advisory client of BAMCO. Ronald Baron owns a controlling interest in BCG. By virtue of investment advisory agreements with their respective clients, BAMCO and BCM have been given the discretion to dispose or to direct the disposition of the securities in the advisory accounts. BCG and Ronald Baron disclaim beneficial ownership of shares held by their controlled entities (or the investment advisory clients thereof) to the extent such shares are held by persons other than BCG and Ronald Baron. BAMCO and BCM disclaim beneficial ownership of shares held by their investment advisory clients to the extent such shares are held by persons other than BAMCO, BCM and their affiliates.

(6)	Based on an amendment to Schedule 13G filed with the Securities and Exchange Commission on February 14, 2006 by T. Rowe Price Associates, Inc. (“Price Associates”). Such filing indicates that Price Associates has sole voting power with respect to 1,001,450 shares and sole dispositive power with respect to 4,744,100 shares. These securities are owned by various individual and institutional investors, which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(7)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2006 by Wellington Management Company, LLP, an investment advisor (“WMC”). Such filing indicates that WMC has shared voting power with respect to 3,199,150 shares and shared dispositive power with respect to 3,821,150 shares. WMC, in its capacity as investment advisor, may be deemed to beneficially own 3,835,850 shares which are held of record by clients of WMC. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities.

(8)	Mr. Brumley directly owns 40,877 shares. Two limited partnerships own a total of 2,546,871 shares. Mr. Brumley is the sole officer, director and shareholder of the corporation that is the sole general partner of each of the partnerships. Accordingly, Mr. Brumley has sole voting and dispositive power with respect to the shares owned by these partnerships. Furthermore, Mr. Brumley has the power to vote or to direct the vote of 212,820 shares of restricted common stock. Mr. Brumley is also deemed to beneficially own 297,242 shares of common stock that may be acquired upon the exercise of options that were or would have become exercisable within 60 days of March 15, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of the Company’s common stock to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of our securities. The Company believes that, during fiscal 2005, its directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements. In making these statements, the Company has relied upon examination of the copies of Forms 3, 4 and 5, and amendments thereto, provided to the Company and the written representations of its directors and executive officers.

EXECUTIVE OFFICERS

The Company’s executive officers serve at the discretion of the Board. Information regarding the business experience of each of the Company’s executive officers is provided below.

I.	Jon Brumley, age 67, Chairman of the Board

Please read page 8 for information regarding Mr. I. Jon Brumley’s business experience.

Jon S. Brumley, age 35, Chief Executive Officer and President

Please read page 9 for information regarding Mr. Jon S. Brumley’s business experience.

L. Ben Nivens, age 45, Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary

Mr. Nivens has been Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary of the Company since November 2005. Mr. Nivens served as Vice President of Corporate Strategy and Treasurer of the Company from June 2005 until October 2005. From April 2002 to June 2005, Mr. Nivens served as an engineering manager of the Company. Prior to joining the Company, he worked as a reservoir engineer for Prize Energy from 1999 to 2002. From 1990 to 1999, Mr. Nivens worked in the corporate planning group at Union Pacific Resources and also served as a reservoir engineer. In addition, he worked as a reservoir engineer for Compass Bank in 1999. Mr. Nivens received a Bachelor of Science in Petroleum Engineering from Texas Tech University and a Masters of Business Administration from Southern Methodist University.

Thomas H. Olle, age 51, Senior Vice President — Asset Management

Mr. Olle has been Senior Vice President — Asset Management since February 2005. Mr. Olle served as Senior Vice President, Asset Management of the Cedar Creek Anticline from April 2003 to February 2005. Mr. Olle joined the Company in March 2002 as Vice President of Engineering. Prior to joining the Company, Mr. Olle served as Senior Engineering Advisor of Burlington Resources, Inc. (an independent oil and gas company) from September 1999 to March 2002. From July 1986 to September 1999, he served as a Regional Engineer of Burlington Resources. Mr. Olle received a Bachelor of Science degree with Highest Honors in Mechanical Engineering from the University of Texas at Austin.

Robert S. Jacobs, age 44, Senior Vice President — Administration

Mr. Jacobs has been the Senior Vice President — Administration of the Company since June 2005. Mr. Jacobs was Senior Vice President — Business Development and Planning of the Company from April 2003 until June 2005. Mr. Jacobs was a Senior Geologist at the Company from July 1998 until August 1999, Vice President — Geology of the Company from August 1999 until September 2001 and Senior Vice President — Asset Management of the Company from September 2001 until April 2003. Mr. Jacobs worked as an exploration and development geologist for Bass Enterprises Production Company (an independent oil and gas company) from 1986 until joining the Company in 1998. He received his Bachelor of Science in Geology from Duke University and his Master of Science in Geology from North Carolina State University. Mr. Jacobs is a Certified Petroleum Geologist.

Donald P. Gann, Jr., age 44, Senior Vice President — North Region and Drilling

Mr. Gann has been the Senior Vice President — North Region and Drilling of the Company since October 2005. Mr. Gann served as Senior Vice President — Operations of the Company from April 2003 until October 2005. Mr. Gann was a Senior Engineer at the Company from August 1998 until June 1999, a Production Manager at the Company from June 1999 until January 2001, Vice President — Production of the Company from January 2001 until February 2002 and Senior Vice President — Production of the Company from February 2002 to April 2003. Prior to joining the Company, Mr. Gann was a Senior Engineer at Mitchell Energy Corporation (an independent oil and gas company) from July 1984 until August 1998. Mr. Gann received a Bachelor of Science in Petroleum Engineering from the University of Texas at Austin and is a Registered Professional Engineer.

Robert C. Reeves, age 36, Senior Vice President, Chief Accounting Officer, Controller and Assistant Corporate Secretary

Robert C. Reeves has served as Senior Vice President, Chief Accounting Officer, Controller and Assistant Corporate Secretary since November 2005. He served as the Company’s Vice President, Controller and Assistant Corporate Secretary from August 2000 until October 2005. He served the Company as Assistant Controller from April 1999 until August 2000. Prior to joining the Company, Mr. Reeves was Assistant Controller for Bristol Resources Corporation from 1998 until 1999. Prior to 1998, Mr. Reeves served as Assistant Controller for Hugoton Energy Corporation. Mr. Reeves received his Bachelor of Science degree in Accounting from the University of Kansas. He is a Certified Public Accountant.

John W. Arms, age 38, Vice President of Business Development

John W. Arms has served as Vice President of Business Development since September 2001. From November 1998 until September 2001, Mr. Arms served in various petroleum engineering positions for the Company. Prior to joining the Company in November 1998, Mr. Arms was a Senior Reservoir Engineer for Union Pacific Resources and an Engineer at XTO Energy, Inc. Mr. Arms received a Bachelor of Science in Petroleum Engineering from the Colorado School of Mines.

EXECUTIVE COMPENSATION

The following table summarizes the total compensation awarded to, earned by, or paid to the chief executive officer and to the Company’s other named executive officers for the periods indicated:

Summary Compensation Table

				Long-Term Compensation
					Securities
				Restricted	Underlying	All Other
	Annual Compensation			Stock Awards	Options	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	($)(a)	(#)(b)(c)	($)(d)

I. Jon Brumley	2005	487,500	700,000	2,100,000	—	38,063	(e)
Chairman of the Board	2004	421,875	700,000	2,100,505	—	12,300
	2003	400,000	450,000	728,500	93,361	12,000
Jon S. Brumley	2005	364,167	525,000	1,050,000	29,949	12,600
Chief Executive Officer and President	2004	306,875	450,000	899,932	30,269	12,300
	2003	285,000	275,000	267,100	68,464	12,000
Thomas H. Olle	2005	230,000	160,000	320,000	9,127	12,600
Senior Vice President —	2004	203,125	150,000	300,641	10,050	12,300
Asset Management	2003	181,250	125,000	121,400	31,120	10,875
Donald P. Gann, Jr.	2005	211,667	135,000	270,000	7,701	12,600
Senior Vice President —	2004	194,375	125,000	250,070	8,400	12,300
North Region and Drilling	2003	183,750	100,000	97,100	24,897	11,025
Robert S. Jacobs	2005	213,333	125,000	250,000	7,131	12,600
Senior Vice President —	2004	204,375	125,000	250,070	8,400	12,300
Administration	2003	192,500	120,000	116,600	29,875	11,550
Roy W. Jageman	2005	207,500	—	—	—	601,438	(f)
Former Executive Vice President,	2004	244,375	160,000	318,560	10,762	12,300
Chief Financial Officer,	2003	30,000	175,000	155,410	66,834	—
Treasurer and Secretary

(a)	The value of the restricted stock awards is based on the price of the common stock as of the date of grant. At December 31, 2005, Mr. I. Jon Brumley held 145,296 shares of restricted stock with a value of $4,655,284; Mr. Jon S. Brumley held 60,169 shares of restricted stock with a value of $1,927,815; Mr. Olle held 21,250 shares of restricted stock with a value of $680,850; Mr. Gann held 18,646 shares of restricted stock with a value of $597,418; Mr. Jacobs held 20,491 shares of restricted stock with a value of $656,532; and Mr. Jageman held no shares of restricted stock. Restricted stock awards granted for fiscal 2004 and fiscal 2003 vest in three equal annual installments beginning on the third anniversary of the date of grant. Restricted stock awards granted for fiscal 2005 vest in four equal annual installments beginning on the first anniversary of the date of grant. All restricted stock awards are subject to forfeiture if certain performance objectives are not satisfied and to accelerated vesting on a change in control or the termination of the employee’s employment due to death or disability and to such other terms as are set forth in the award agreement. Holders of restricted stock have the right to vote and to receive dividends paid with respect to shares of restricted stock.

(b)	Securities Underlying Options represent options to purchase shares of the Company’s common stock. The 2000 Incentive Stock Plan provides for employee and non-employee director awards in the form of stock options and restricted stock.

(c)	Stock option awards listed for each year were granted in February of each subsequent year. The options were granted at an exercise price equal to the fair market value of the Company’s common stock on the date of grant.

(d)	Represents contributions to the Company’s 401(k) Plan for each named officer in 2005, 2004 and 2003.

(e)	Includes $25,463 related to use of the Company’s aircraft for travel to and from Houston, Texas in connection with medical treatments for Mr. Brumley’s wife at MD Anderson Cancer Center.

(f)	Mr. Jageman resigned from the Company in November 2005. The column entitled “All Other Compensation” includes $590,000 of compensation payable to Mr. Jageman in connection with his resignation.

The following table contains information with respect to the grant of stock options under the Company’s 2000 Incentive Stock Plan to the named executive officers in 2005:

Option/SAR Grants in Last Fiscal Year

	Individual Grants
	Number of	Percent of Total
	Securities	Options/SARs			Potential Realized Value at
	Underlying	Granted to	Exercise or		Assumed Annual Rates of
	Options/SARs	Employees in	Base Price	Expiration	Stock Price Appreciation for Option Term
Name	Granted (#)(a)	Fiscal Year (%)	($/Share)	Date	5% ($)	10% ($)

I. Jon Brumley	—	—	—	—	—	—
Jon S. Brumley	30,269	26.3	26.55	02/14/2015	505,343	1,280,639
Thomas H. Olle	10,050	8.7	26.55	02/14/2015	167,786	425,201
Donald P. Gann, Jr.	8,400	7.3	26.55	02/14/2015	140,239	355,392
Robert S. Jacobs	8,400	7.3	26.55	02/14/2015	140,239	355,392
Roy W. Jageman	10,762	9.3	26.55	02/14/2015	—	—

(a)	The options vest and become exercisable in three equal annual installments beginning on February 14, 2006.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year End Option Values

The following table sets forth information concerning the exercise of stock options during 2005 by each named executive officer and the value of unexercised stock options as of December 31, 2005:

			Number of Shares of
	Common		Common Stock Underlying		Value of Unexercised
	Stock		Unexercised Stock		In-the-Money Common Stock
	Acquired on	Value	Options at 12/31/05 (#)		Options at 12/31/05 ($)(a)
Name	Exercise	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

I. Jon Brumley	14,143	197,248	266,122	62,240	5,454,116	925,303
Jon S. Brumley	—	—	217,387	75,911	4,635,147	844,823
Thomas H. Olle	—	—	40,857	30,796	798,513	363,632
Donald P. Gann, Jr.	—	—	87,652	24,998	1,893,869	292,901
Robert S. Jacobs	—	—	33,108	28,316	602,704	342,229
Roy W. Jageman	—	—	22,278	—	363,420	—

(a)	Computed based on the difference between the option exercise price and $32.04 (the closing price of the common stock at December 30, 2005).

Change in Control Arrangements

On February 11, 2003, the Board adopted the Employee Severance Protection Plan, which provides employees of the Company with severance payments and benefits upon certain terminations of employment occurring from 90 days prior to until two years following a Change in Control (as described below) of the Company. If during such time period, a named executive officer is involuntarily terminated by the Company other than for cause or he resigns for Good Reason (as described below), the officer will receive a cash amount equal to twice his annual salary and bonus, continued insurance coverage for up to 36 months, and the automatic vesting of all his stock options and restricted stock. The Company would also be obligated to pay an additional amount to “gross up” the amount, if any, of excise and related income tax payable by the officer under the golden parachute provisions of the Internal Revenue Code in order for the officer to be able to retain the full amount due under the severance plan.

Generally, a Change in Control occurs upon (1) the acquisition by a party of 40% or more of the voting securities of the Company unless the party owned 20% prior to February 11, 2003; (2) a majority of the Board no longer consists of persons who were Board members on February 11, 2002 or persons appointed to the Board by those members; (3) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; or (4) approval by the stockholders of the Company of a reorganization, merger, share exchange, consolidation or a sale of all or substantially all of the assets of the Company, unless more than 60% of the voting securities of the new entity are held by persons who were stockholders of the Company.

A resignation for Good Reason occurs when an officer resigns as a result of a reduction in his titles, duties, responsibilities, compensation level or the relocation of his place of employment.

Retirement Plan

The Company makes contributions to the Encore Acquisition Company 401(k) Plan, which is a voluntary and contributory plan for eligible employees. The Company’s contributions, which are based on a percentage of matching employee contributions, totaled approximately $0.8 million in 2005, $0.6 million in 2004 and $0.5 million in 2003.

Compensation Committee Report on Executive Compensation

The Company’s executive compensation program is administered by the Compensation Committee of the Board (the “Compensation Committee”). The Compensation Committee is composed entirely of independent directors. The specific duties and responsibilities of the Compensation Committee are described above under “Board Structure and Committee Composition — Compensation Committee” and in the charter of the Compensation Committee, which is available on the “Corporate Governance” section of the Company’s website at www.encoreacq.com.

The Compensation Committee meets each February to establish base salaries for the then-current fiscal year, to set cash bonuses and award equity-based compensation in respect of Company and executive performance during the preceding fiscal year and to review and, as appropriate, make changes to the Company’s executive compensation program. The Compensation Committee also meets at other times during the year and acts by written consent when necessary and appropriate. For the past three years, the Compensation Committee has engaged an outside compensation consulting firm to assist the Compensation Committee in its review of the compensation for the executive officers.

The Compensation Committee has furnished the following report on executive compensation for fiscal 2005.

Executive Compensation Philosophy

In establishing executive compensation, the Company believes that:

•	base salaries should be at levels competitive with peer group companies that compete with the Company for business opportunities and executive talent;

•	annual cash bonuses, stock option awards and restricted stock awards should reflect progress toward the Company’s goals and individual performance; and

•	the Company should encourage significant executive stock ownership through stock options and restricted stock awards.

Purpose of the Executive Compensation Program

The Company’s executive compensation program has been designed to accomplish the following long-term objectives:

•	create a proper balance between building stockholder wealth and executive wealth while maintaining good corporate governance;

•	produce long-term, positive results for the Company’s stockholders;

•	align executive compensation with Company performance and appropriate peer group comparisons;

•	provide market-competitive compensation and benefits that will enable the Company to attract, motivate and retain a talented workforce; and

•	prevent short-term inappropriate manipulation to increase compensation.

Elements of Compensation

The Company’s executive compensation program generally consists of (1) base salaries, (2) annual incentive compensation consisting of cash bonuses, stock option awards and restricted stock awards and (3) contributions to the Company’s 401(k) retirement plan. In setting executive compensation, the Compensation Committee considers the aggregate compensation payable to an executive and the form of the compensation. The Compensation Committee pays base salaries at levels it believes are competitive with peer group companies (described below). In general, an executive’s annual incentive compensation consists of approximately 25% cash (in the form of an annual cash bonus), 50% restricted stock and 25% stock options, although the mix of restricted stock and stock options may vary. The Compensation Committee believes that making approximately 75% of an executive’s annual incentive compensation contingent on long-term stock price performance more closely aligns the executive’s interests with those of the Company’s stockholders.

The Compensation Committee evaluates the executive compensation programs and practices for the Company’s executive officers against an industry peer group in order to achieve a competitive level of compensation. Overall, the Company targets total compensation for its executive officers at between the 50th and 75th percentiles of total compensation for similar positions in the peer group, although actual total compensation may be lower than the 50th percentile or higher than the 75th percentile based on individual performance and experience and Company performance and other factors. The companies chosen by the Compensation Committee for the peer group generally are not the same companies that comprise the Independent Oil and Gas Index shown in the Stock Performance Graph included in this proxy statement. The peer group companies for executive compensation purposes represent oil and gas companies of comparable size to the Company, including companies that compete with the Company both for business opportunities and for executive talent, while the Independent Oil and Gas Index is an amalgamation of many companies designed simply to provide a market barometer for an entire sector’s performance.

The Company’s executive compensation program contains performance-based goals relating to, among other things, the following:

•	budgeted oil and natural gas production;

•	rates of return on invested capital;

•	finding and development costs;

•	efficiency ratios (defined as EBITDA divided by three year finding and development costs); and

•	reserve replacement (defined as the ratio of reserves added through acquisitions and internal growth to production).

For 2005, the Company met or exceeded the performance-based goals. In addition to specific performance-based goals, the Company also considered the following factors, among others, when establishing 2005 compensation:

•	the Company’s financial condition and results of operations;

•	implementation of the Company’s development program, including results of the Company’s high-pressure air injection project;

•	the Company’s success in integrating acquisitions;

•	the status of the Company’s high pressure air injection program;

•	the Company’s safety record;

•	accomplishments of the Company’s technical, business development, land, finance, accounting and marketing groups; and

•	the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

The Compensation Committee evaluates Company performance in light of oil and natural gas industry fundamentals and assesses how effectively management adapts to changing industry conditions and opportunities during the year in preparing itself to capitalize on opportunities in the future.

Base Salaries.  An executive’s base salary is viewed as a component of total compensation that should be competitive with base salaries of the peer group. The Compensation Committee evaluates the base salaries of the Company’s executive officers on the basis of competitive base salary data and consideration of each officer’s duties and responsibilities. The Compensation Committee views the named executive officers that report to the CEO as a team with diverse duties, but shared corporate results and goals.

Annual Cash Bonuses.  An executive’s annual cash bonus is set at a level intended to result in approximately 25% of the executive’s total annual incentive compensation being paid in cash. Annual cash bonuses reflect progress toward the Company’s goals and individual performance.

Stock Option Awards and Restricted Stock Awards.  The Compensation Committee makes stock option and restricted stock awards in amounts intended to result in approximately 75% of the executive’s total annual incentive compensation being paid in stock. The Compensation Committee believes that making approximately 75% of an executive’s compensation contingent on long-term stock price performance more closely aligns the executive’s interests with those of the Company’s stockholders. Like cash bonuses, stock options and restricted stock awards reflect progress toward the Company’s goals and individual performance.

Stock options vest in three equal annual installments beginning on the first anniversary of the date of grant, subject to earlier vesting on a change in control or the termination of an employee’s employment due to death or disability and to such other terms as are set forth in the award agreement. Restricted stock awards granted to the Company’s executive officers (and certain other members of management) with respect to fiscal 2005 vest in four equal annual installments beginning on the first anniversary of the date of grant, subject to the achievement of performance objectives (achievement of reserve replacement or finding and development cost goals) and to earlier vesting on a change in control or the termination of an employee’s employment due to death or disability and to such other terms as are set forth in the award agreement. For prior fiscal years, restricted stock awards vested in three equal annual installments beginning on the third anniversary of the date grant. In changing the vesting schedule for fiscal 2005 grants, the Compensation Committee considered the increasingly competitive environment for executive talent in the oil and natural gas industry, and the Company’s desire to retain existing management personnel.

Chief Executive Officer Compensation

Mr. I. Jon Brumley was the Chairman of the Board and Chief Executive Officer of the Company during 2005. Beginning January 1, 2006, Mr. Brumley stepped down as Chief Executive Officer, and Mr. Jon S. Brumley assumed that position. The compensation for Mr. I. Jon Brumley and Mr. Jon S. Brumley was determined in the same manner as set forth above with regard to executive officers generally. The Compensation Committee has retained an outside compensation consulting firm to assist the Compensation Committee in developing its compensation program and reviewing compensation in the marketplace.

In February 2006, the Compensation Committee granted Mr. I. Jon Brumley an annual cash bonus of $700,000 and 67,524 shares of restricted stock (with a value of approximately $2.1 million on the date of grant). In making its decision, the Compensation Committee considered Company and personal performance for fiscal 2005 and competitive market data. In light of his changed responsibilities, however, the Compensation Committee reduced Mr. I. Jon Brumley’s annual base salary from $500,000 to $350,000 effective as of March 1, 2006 (which is the effective date for base salary changes for employees generally). The Compensation Committee also considered and approved in advance Mr. I. Jon Brumley’s personal use of the Company’s aircraft for travel to and from Houston, Texas in connection with medical treatments for Mr. Brumley’s wife at MD Anderson Cancer Center. The aggregate incremental cost for personal use of the Company’s aircraft by Mr. and Mrs. Brumley was $25,463 in fiscal 2005.

Also in February 2006, the Compensation Committee increased Mr. Jon S. Brumley’s annual base salary from $375,000 to $475,000 (effective March 1, 2006) after consideration of historical and expected future performance and competitive market data. With respect to Mr. Brumley’s annual incentive compensation for 2005, the Compensation Committee evaluated the factors described above and granted Mr. Brumley an annual cash bonus of $525,000, 29,949 stock options (with a value of approximately $0.5 million on the date of grant), and 33,762 shares of restricted stock (with a value of approximately $1.1 million on the date of grant).

Stock Ownership Guidelines

In February 2005, the Compensation Committee adopted stock ownership guidelines that require each executive officer (and certain other members of management) to own shares of the Company’s common stock with a value at least equal to such person’s base salary. Until this guideline is achieved, the executive officer (or other member of management) will be required to retain at least 25% of his or her restricted stock for a period of two years after vesting. The Company’s stock ownership guidelines are designed to increase executive’s equity stakes in the Company and to align executives’ interests more closely with those of the Company’s stockholders.

Corporate Tax Deduction on Compensation In Excess of $1 Million a Year

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the CEO or any of the four other most highly compensated officers. Performance-based compensation arrangements may qualify for an exemption from the deduction limit if they satisfy various requirements under Section 162(m). Although the Company considers the impact of this rule when developing and implementing the Company’s executive compensation program, the Company believes that it is important to preserve flexibility in designing compensation programs. Accordingly, the Company has not adopted a policy that all compensation must qualify as deductible under Section 162(m). While the Company’s restricted stock and stock option awards are intended to qualify as “performance-based” (as defined in the Code), amounts paid under the Company’s other compensation programs may not qualify.

Compensation Committee of the Board

James A. Winne III, Chairman
Ted Collins, Jr.

STOCK PERFORMANCE GRAPH

The following graph compares the Company’s cumulative total stockholder return during the period from March 9, 2001 (the date of the Company’s initial public offering) to December 31, 2005 with total stockholder return during the same period for the Independent Oil and Gas Index and the Standard & Poor’s 500 Index. The graph assumes that $100 was invested in the Company’s common stock and each index on March 9, 2001 and that all dividends were reinvested.

Comparison of Total Return Since March 9, 2001 Among
Encore Acquisition Company, the Standard & Poor’s 500 Index,
and the Independent Oil and Gas Index

AUDIT COMMITTEE REPORT

The Company’s Audit Committee is composed solely of independent directors, as defined in the New York Stock Exchange’s current listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), and it operates under a written charter adopted by the Board of Directors. Committee members may not simultaneously serve on the audit committee of more than two other public companies unless such service is approved by the Board. The composition of the Audit Committee, the attributes of its members and its responsibilities, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees.

During fiscal year 2005, the Audit Committee was composed of three directors: Messrs. Gardner (Chairman), Bowen and Genova. Each member of the Audit Committee is financially literate and Mr. Gardner meets the definition of an audit committee financial expert as promulgated by the SEC.

As described more fully in its charter, The Audit Committee assists the Board in overseeing (1) the integrity of the Company’s financial statements; (2) the Company’s compliance with legal and regulatory requirements; (3) the independence, qualifications and performance of the Company’s independent registered public accounting firm; and (4) the Company’s performance of its internal audit function. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations.

The Company has retained Weaver Tidwell LLP to perform internal audit functions. Weaver Tidwell LLP reports to the Audit Committee and to management. This firm is responsible for objectively reviewing and evaluating compliance with the Company’s policies and procedures.

Ernst & Young LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee has ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters. The Audit Committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.

During 2005, the Audit Committee met eight times, including telephone meetings, to discuss relevant accounting, auditing, internal control and disclosure matters. Meetings were also held to discuss the interim financial information of the Company prior to its release to the public and, accordingly, included a discussion of the results of the Statement on Auditing Standards (“SAS”) No. 100 reviews performed by the Company’s independent registered public accountants. The Audit Committee’s meetings were conducted with members of management, representatives of the Company’s independent registered public accounting firm and, in certain instances, the Company’s internal auditors. During these meetings, the Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee reviewed the results of their examinations and their evaluation of the Company’s internal controls, with certain matters discussed in the absence of Company management. During the year, the Audit Committee also discussed with the Company’s independent registered public accounting firm all matters required by the standards of the Public Company Accounting Oversight Board (United States), including those described in SAS No. 61, as amended, “Communication with Audit Committees”.

The Audit Committee received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” disclosing that they are independent with respect to the Company within the meaning of the Securities Act as administered by the SEC and the requirements of the Independence Standards Board. The Audit Committee discussed with Ernst & Young LLP any relationships that may have an impact on their objectivity and independence and satisfied itself as to Ernst & Young’s independence. The Audit Committee also considered whether certain non-audit services provided by Ernst & Young LLP were compatible with maintaining Ernst & Young LLP’s independence. The Audit Committee approved, among other things, the amount of fees to be paid to Ernst & Young LLP for audit and non-audit services.

In accordance with existing Audit Committee policy and the more recent requirements of the Sarbanes-Oxley Act, all services to be provided by Ernst & Young LLP are subject to pre-approval by the Audit Committee. The Chairman of the Audit Committee has been delegated the authority to pre-approve audit and non-audit services, with such pre-approvals subsequently reported to the full Audit Committee. Typically, however, the Audit Committee itself reviews the matters to be approved. The Sarbanes-Oxley Act of 2002 prohibits an issuer from obtaining certain non-audit services from its independent registered public accounting firm so as to avoid certain potential conflicts of interest. The Company has not obtained any of these services from Ernst & Young LLP, and the Company is able to obtain such services from other service providers at competitive rates. See “Proposal 2: Ratification of Ernst & Young LLP as Independent Registered Public Accounting Firm” for more information regarding fees paid to Ernst & Young LLP for services in fiscal years 2005 and 2004.

The Audit Committee reviewed and discussed the audits of the Company’s internal control over financial reporting and its consolidated financial statements as of and for the year ended December 31, 2005 with management and the independent registered public accounting firm. Based on the above-mentioned review and discussions, and subject to the limitations on the Audit Committee’s role and responsibilities described above and in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the SEC.

Audit Committee of the Board

Ted A. Gardner, Chairman
Martin C. Bowen
John V. Genova

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006. Stockholders are being asked to ratify the appointment of Ernst & Young LLP at the annual meeting pursuant to Proposal No. 2. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Fees Incurred by the Company for Services Provided by Ernst & Young LLP

The following table shows the fees paid or accrued by the Company for the audit and other services provided by Ernst & Young LLP for fiscal 2005 and 2004.

	Year Ended December 31,
	2005	2004

Audit Fees(1)	$441,210	$413,266
Audit-Related Fees(2)	50,000	55,528
Tax Fees(3)	936	200,465
All Other Fees(4)	2,500	2,500

Total	$494,646	$671,759

(1)	Audit fees represent fees for professional services provided in connection with the audit of our consolidated financial statements and review of our quarterly consolidated financial statements and audit services provided in connection with filings with the Securities and Exchange Commission, including comfort letters, consents and comment letters.

(2)	Audit-related fees consisted of services related to business acquisitions.

(3)	For fiscal 2005 and 2004, respectively, tax fees included tax compliance fees of $936 and $120,000, and tax advice and tax planning fees of $0 and $80,465.

(4)	All other fees consisted of fees for access to EY Online, an Internet-based resource for accounting and auditing matters.

Audit Committee’s Pre-Approval Policy and Procedures

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of service and is subject to a specific approval. The Audit Committee requires the independent registered public accounting firm and management to report on the actual fees charged for each category of service at Audit Committee meetings throughout the year.

During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The Chairman of the Audit Committee must report on such approvals at the next scheduled Audit Committee meeting.

All fiscal year 2005 audit and non-audit services provided by the independent registered public accounting firm were pre-approved.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In October 2004, the Board approved indemnity agreements between the Company and each of its officers and directors. The indemnity agreements provide for indemnification by the Company of each indemnitee to the fullest extent permitted by Delaware law for claims relating to the indemnitee’s service as an officer or director, excluding any claim in which a judgment determines that the indemnitee personally gained financial profit or other advantage to which he was not legally entitled and acted in bad faith or was deliberately dishonest in a manner that was material to the claim. The agreements also provide for advancement of expenses relating to the indemnification obligations and obligate the Company to purchase and maintain liability insurance for each indemnitee’s acts as an officer or director.

The Company and Mr. I. Jon Brumley and Mr. Jon S. Brumley (collectively, the “rights holders”) are parties to a registration rights agreement dated as of August 18, 1998 that provides the rights holders with registration rights with respect to shares of the Company’s common stock held by them. To date, none of the rights holders has effected a registration of securities. The Company is required under the registration rights agreement to pay for the offering costs for the registrations.

STOCKHOLDER PROPOSALS

Advance Notice Procedures for Director Nominees

For director nominations by a stockholder to be properly made at the Company’s annual meeting of stockholders, stockholders must also comply with Section 2.14 of the Company’s Second Amended and Restated By-Laws. Under Section 2.14, a stockholder must submit to the Company, on a timely basis, a written notice setting forth:

•	as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Schedule 14A under the Exchange Act and Rule 14a-11 thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and

•	as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (1) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner and (2) the class or series and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner.

For nominations to be properly made at an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Corporate Secretary of the Company at the Company’s principal executive offices not more than 120 days and not less than 90 days prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is more than 30 days before or more than 90 days after the anniversary date of the preceding year’s annual meeting, then to be timely the notice by the stockholder must be delivered not more than 120 days and not less than 90 days prior to the annual meeting or the 10th day on following the day on which public announcement of the date of the annual meeting is first made by the Company. These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement.

With respect to the 2007 annual meeting, a stockholder’s written notice must be received by the Company not earlier than January 2, 2007 and not later than February 1, 2007. Director nominations should be sent to Corporate Secretary, Encore Acquisition Company, 777 Main Street, Suite 1400, Fort Worth, Texas 76102. The Company recommends that any such proposal be sent by certified mail with return receipt requested.

Rule 14a-8 Stockholder Proposals

Any stockholder of the Company who desires to submit a proposal for inclusion in the Company’s proxy statement for the annual meeting of stockholders in 2007 may do so by following the procedures prescribed in

Rule 14a-8 under the Exchange Act. To be eligible for inclusion, stockholder proposals must be received by the Company’s Corporate Secretary no later than November 21, 2006. Proposals should be sent to Corporate Secretary, Encore Acquisition Company, 777 Main Street, Suite 1400, Fort Worth, Texas 76102. The Company recommends that any such proposal be sent by certified mail with return receipt requested.

Non-Rule 14a-8 Stockholder Proposals

If a stockholder notifies the Company after February 11, 2007 of an intent to present a proposal at the annual meeting of stockholders in 2007, the Company will have the right to exercise its discretionary voting authority with respect to such proposal without including information regarding such proposal in its proxy materials. “Discretionary voting authority” is the ability to vote proxies that stockholders have executed and returned to the Company, on matters not specifically reflected in the Company’s proxy materials, and on which stockholders have not had an opportunity to vote by proxy. Proposals should be sent to Corporate Secretary, Encore Acquisition Company, 777 Main Street, Suite 1400, Fort Worth, Texas 76102. The Company recommends that any such proposal be sent by certified mail with return receipt requested.

SOLICITATION OF PROXIES

Solicitation of proxies may be made by mail, personal interview, telephone or other means by officers, directors and regular employees of the Company for which they shall receive no compensation in addition to their normal compensation. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the common stock that those companies or persons hold of record. The Company will reimburse the forwarding expenses of any institution that performs this service. The Company has engaged its transfer agent, Mellon Investor Services, to assist it in the production of proxy cards and envelopes, the mailing of proxy materials and the tabulation of proxy votes. The Company will reimburse Mellon Investor Services for its costs, which are not expected to exceed $10,000.

STOCKHOLDER LIST

The Company will maintain at its corporate offices in Fort Worth, Texas a list of the stockholders entitled to vote at the annual meeting. During the ten days before the annual meeting, any stockholder may examine the list at the Fort Worth office during normal business hours.

ANNUAL REPORT

The Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2005 is being mailed to stockholders concurrently with this proxy statement. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission, will be sent to any stockholder without charge upon request. Forward written requests to Investor Relations, Encore Acquisition Company, 777 Main Street, Suite 1400, Fort Worth, Texas 76102. Oral requests may be requested at telephone number (817) 877-9955. The Annual Report on Form 10-K is also available on the SEC’s website (www.sec.gov) and the Company’s website (www.encoreacq.com).

HOUSEHOLDING

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker.

* * * * *

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN, AND RETURN THE PROXY IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE OR TO VOTE THROUGH THE INTERNET OR TELEPHONE.

By Order of the Board of Directors

L. Ben Nivens
Corporate Secretary

Fort Worth, Texas
March 28, 2006

APPENDIX
THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO	Please mark here	Please mark
DIRECTION IS INDICATED, WILL BE	for address change	your votes as
VOTED “FOR” PROPOSALS 1 and 2.	or comments ☐	indicated in	☑
	SEE REVERSE SIDE	this example
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.
1. ELECTION OF DIRECTORS -

WITHHELD
	Nominees:	FOR ALL	FOR ALL
01	I. Jon Brumley	☐	☐
02	Jon S. Brumley
03	John A. Bailey
04	Martin C. Bowen
05	Ted Collins, Jr.
06	Ted A. Gardner
07	John V. Genova
08	James A. Winne III
FOR ALL, except the nominees you list below: (Write that nominee’s name in the space provided below.)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM -
     To ratify the appointment of the independent registered public accounting firm.

FOR	AGAINST	ABSTAIN
☐	☐	☐

Please sign as name appears hereon. Joint
owners should each sign. When signing as
attorney, executor, administrator, trustee or
guardian, please give full title as such.
Dated: , 2006

Signature

Signature if held jointly

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 PM Eastern Time the business day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY INTERNET
http://www.proxyvoting.com/eac
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
VOTE BY TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
OR
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope
If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
ENCORE ACQUISITION COMPANY
The undersigned hereby appoints I. Jon Brumley, Jon S. Brumley and L. Ben Nivens, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Encore Acquisition Company Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 2, 2006 or any adjournment thereof, with all powers which the undersigned would possess if present at the Annual Meeting.
(CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

FOLD AND DETACH HERE